  As filed with the Securities and Exchange Commission on August 22, 1995

                                                 Registration No. 33-



                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                             _________________

                                 FORM S-8
                          REGISTRATION STATEMENT
                                   Under
                        THE SECURITIES ACT OF 1933
                             _________________

                          ENRON OIL & GAS COMPANY
          (Exact name of registrant as specified in its charter)

                                 Delaware
                      (State or other jurisdiction of
                      incorporation or organization)    47-0684736
                             (I.R.S. Employer
                            Identification No.)
                             1400 Smith Street
                        Houston, Texas  77002-7369
       (Address of principal executive offices, including zip code)
                             _________________

                  ENRON OIL & GAS COMPANY 1992 STOCK PLAN
           (As Amended and Restated Effective December 14, 1994)
                         (Full title of the plan)

                              Dennis M. Ulak
          Vice President, General Counsel and Assistant Secretary
                             1400 Smith Street
                        Houston, Texas  77002-7369
                  (Name and address of agent for service)

                              (713) 853-5482
       (Telephone number, including area code, of agent for service)


                      CALCULATION OF REGISTRATION FEE




   Title of        Amount      Proposed maximum  Proposed maximum   Amount of
securities to be   to be       offering price    aggregate        Registration
  registered      registered   per share(1)      offering price(1)   Fee

Common Stock,
par value $.01    3,000,000       $20.69         $62,070,000       $21,403.45


(1) Estimated, solely for purposes of calculating the registration fee, in accordance with Rule 457(h) on the basis of the price of securities of the same class, as determined in accordance with Rule 457(c), using the average of the high and low prices of such stock reported in the consolidated reporting system on August 16, 1995.

                             _________________

    This registration statement is being filed, in accordance with General Instruction E to Form S-8, to register additional shares of Common for sale under the Enron Oil & Gas Company 1992 Stock Plan (As
    Amended and Restated Effective December 14, 1994). The contents of the registrant's Form S-8 Registration Statement (No. 33-48358) relating to the same employee benefit plan are incorporated by reference in this registration statement.

                                   PART II
            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


         Pursuant to General Instruction E to Form S-8, the contents of the registrant's Form S-8 Registration Statement (No. 33-48358) relating to the same employee benefit plan are incorporated by reference in this registration statement.

         Item 6 is amended and restated as set forth below.

Item 6.       Indemnification of Directors and Officers.

         Pursuant to the authority granted under Section 145 of Chapter 1 of Title 8 of the Delaware General Corporation Law, the Company adopted
Article Eighth to its Restated Certificate of Incorporation which provides that:

           A. (1) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (I) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

              (2) The foregoing provisions of this Article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the effective date of this Restated Certificate of Incorporation. Any repeal or amendment of this Article by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article, a director shall not be liable to the fullest extent permitted by any amendment to the Delaware General Corporation Laws enacted that further limits the liability of a director.

           B. (1) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a proceeding ), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (2) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of the proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

            (2) If a claim under paragraph B(1) of this Article is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enfore a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General
         Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

           (3) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

           (4) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

           (5) If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each director, officer, employee and agent of the Corporation, and may nevertheless indemnify and hold harmless each employee and agent of the Corporation, as to costs, charges and expenses (including attorney's fees), judgments, fines, and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article that shall not have been invalidated and to the full extent permitted by applicable law.

          (6) For purposes of this Article, reference to the Corporation shall include, in addition to the Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger prior to (or, in the case of an entity specifically designated in a resolution of the Board of Directors, after) the adoption hereof and which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         The Company's officers and directors are also covered by insurance policies purchased by Enron Corp. that provide protection where the Company cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach or fiduciary duty or other wrongful act. The Company reimburses Enron Corp. for costs attributable to insurance policies for the Company's officers and directors.

         The following documents are filed as part of this registration statement, in accordance with General Instruction E to Form S-8:


Exhibits.

4.1 Certificate of Amendment of Restated Certificate of Incorporation of Enron Oil & Gas Company (incorporated by reference to Exhibit 4.1(b) to the Company s Registration Statement on Form S-8, Registration No. 33-52201).

4.2 Certificate of Amendment of Restated Certificate of Incorporation of Enron Oil & Gas Company (incorporated by reference to Exhibit 4.1(c) to the Company s Registration Statement on Form S-8, Registration No. 33-58103).

4.3 Enron Oil & Gas Company 1992 Stock Plan (As Amended and Restated Effective December 14, 1994) (incorporated by reference to Exhibit A to the Company s Proxy Statement, dated March 27, 1995, with respect to the Company s 1995 Annual Meeting of Shareholders).

*4.4  Form of Non-Qualified Stock Option Agreement.

*23.1 Consent of Arthur Andersen LLP.

*23.2 Consent of DeGolyer and MacNaughton.

*24.1 Powers of Attorney of certain directors of the Company.


*Filed herewith.

                                       SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 22nd day of August, 1995.

                          ENRON OIL & GAS COMPANY


                          By: /s/ Walter C. Wilson
                              Walter C. Wilson
                              Senior Vice President and Chief Financial Officer

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

        Signature                   Title                          Date

  /s/ Forrest E. Hoglund Chairman of the Board, President,    August 21, 1995
  Forrest E. Hoglund     Chief Executive Officer and Director
                         (Principal Executive Officer)


  /s/ Walter C. Wilson   Senior Vice President and            August 21, 1995
    Walter C. Wilson      Chief Financial Officer
                       (Principal Financial Officer)

  /s/ Ben B. Boyd      Vice President and Controller          August 21, 1995
       Ben B. Boyd    (Principal Accounting Officer)


         *                      Director
     Fred C. Ackman


         *                      Director
    Richard D. Kinder


         *                      Director
     Kenneth L. Lay


         *                      Director
   Edward Randall, III



*By:  /s/ Dennis M. Ulak                                 August 21, 1995
     Dennis M. Ulak
    Attorney-in-Fact

                           EXHIBIT INDEX

                                                               Sequentially
                                                                  Numbered
Exhibit  Description of Exhibit                                    Page

4.1     Certificate of Amendment of Restated Certificate of
        Incorporation of Enron Oil & Gas Company
        (incorporated by reference to Exhibit 4.1(b) to the Company's Registration Statement on Form S-8,
        Registration No. 33-52201).

4.2     Certificate of Amendment of Restated Certificate of
        Incorporation of Enron Oil & Gas Company (incorporated by reference to Exhibit 4.1(c) to the Company's
        Registration Statement on Form S-8,
        Registration No. 33-58103).

4.3 Enron Oil & Gas Company 1992 Stock Plan (As Amended and Restated Effective December 14, 1994) (incorporated by reference to Exhibit A to the Company's Proxy Statement, dated March 27, 1995, with respect to the Company's
        1995 Annual Meeting of Shareholders).

*4.4    Form of Non-Qualified Stock Option Agreement                     7

*23.1   Consent of Arthur Andersen LLP                                  10

*23.2   Consent of DeGolyer and MacNaughton                             11

*24.1   Powers of Attorney of certain directors of the Company          12

*Filed herewith.